As filed with the Securities and Exchange Commission on February 9, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM S‑8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

___________________

ALIMERA SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0028718 (IRS Employer Identification No.)

6310 Town Square, Suite 400

Alpharetta, GA 30005

(Address of principal executive offices) (Zip Code)

___________________

ALIMERA SCIENCES, INC. 2024 EQUITY INDUCEMENT PLAN

(Full title of the plan)

___________________

Richard S. Eiswirth, Jr.

President and Chief Executive Officer

6310 Town Square, Suite 400

Alpharetta, GA 30005

(Name and address of agent for service)

(678) 990-5740

(Telephone number, including area code, of agent for service)

Copies to:

Andrew P. Gilbert	Christopher S. Visick
DLA Piper LLP (US)	Vice President and General Counsel
51 John F. Kennedy Parkway, Suite 120	6310 Town Square, Suite 400
Short Hills, NJ 07078	Alpharetta, GA 30005
(973) 520-2550	(678) 990-5740

___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act

☐

Explanatory Note

Alimera Sciences, Inc.  (the “Registrant”, the “Company”, “we” or “us”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the United States Securities Act of 1933, as amended (the “Securities Act”), to register 800,000 shares of its common stock, par value $0.01 per share (the “Common Shares”), reserved for issuance to eligible persons under the Registrant’s 2024 Equity Inducement Plan adopted on February 8, 2024 (the “Equity Inducement Plan”). Pursuant to the Equity Inducement Plan, the Registrant may grant to participants stock options, restricted shares, stock appreciation rights (“SARs”), performance share units (“PSUs”) and restricted share units (“RSUs”). Each stock option may be exercised for Common Shares, and each SAR, PSU and RSU may be settled either for one Common Share or for an amount in cash equal to the fair market value of one Common Share (as determined by the Inducement Plan administrator and as set out in the participant’s equity award agreement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to plan participants as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 31, 2023;

(b) the information under the captions “Proposal 1: Election of Directors,” “Corporate Governance,” “Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm,” “Security Ownership of Certain Beneficial Owners and Management,” “Certain Relationships and Related Persons Transactions,” “Executive Officers” and “Executive Compensation,” in the Registrant’s Definitive Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, filed with the Commission on June 29, 2023;

(c)  the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023 and September 30, 2023, filed with the Commission on May 15, 2023, August 11, 2023 and November 2, 2023, respectively;

(d) the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 10, 2023,  March 1, 2023,  March 27, 2023,  May 18, 2023,  June 9, 2023,  June 29, 2023,  August 2, 2023,  August 15, 2023,  October 3, 2023,  November 8, 2023,  December 12, 2023 and January 4, 2024, in each case only to the extent filed and not furnished; and

(e) the description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement No. 001-34703 on Form 8-A filed with the Commission on April 19, 2010, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except that information furnished to the Commission under Item 2.02 or Item 7.01 in Current Reports on Form 8-K and any exhibit relating to such information, shall not be deemed to be incorporated by reference in this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We have entered or will enter into indemnification agreements with each of our directors and executive officers. The agreements provide that we will indemnify each of our directors and executive officers against any and all expenses incurred by that director or executive officer because of his status as one of our directors or executive officers, to the fullest extent permitted by Delaware law, our restated certificate of incorporation (the “Certificate of Incorporation”) and our amended and restated bylaws (the “Bylaws”). In addition, the agreements provide that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding.

Our Certificate of Incorporation and Bylaws contain provisions relating to the limitation of liability and indemnification of directors. The Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	for any transaction from which the director derives any improper personal benefit.

Our Certificate of Incorporation also provides that if Delaware law is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of the Certificate of Incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws. As permitted by Section 145 of the Delaware General Corporation Law, our Certificate of Incorporation provides that we may indemnify our directors to the fullest extent permitted by Delaware law and the Certificate of Incorporation provisions relating to indemnity may not be retroactively repealed or modified so as to adversely affect the protection of our directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our Bylaws authorize us (a) to enter into indemnification agreements with our directors and executive officers and (b) to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

 Item 8. Exhibits.

Exhibit NumberDescription of Exhibit

3.1Restated Certificate of Incorporation of Registrant, as amended on various dates (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K, as filed on March 2, 2020, and incorporated herein by reference).

3.2Amended and Restated Bylaws of the Registrant, as amended (filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K, as filed on March 2, 2020, and incorporated herein by reference).

5.1*Opinion of DLA Piper LLP (US).

23.1*Consent of Grant Thornton LLP, independent registered public accounting firm.

23.2*Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1*Power of Attorney (included in the signature page to the registration statement).

99.1Alimera Sciences, Inc. 2024 Equity Inducement Plan and forms of award agreement thereunder (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed on February 9, 2024, and incorporated herein by reference).

107*Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia on this 9th day of February, 2024.

ALIMERA SCIENCES, INC.

By:/s/ Richard S. Eiswirth, Jr.___________________________

 Richard S. Eiswirth, Jr.

President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Alimera Sciences, Inc., a Delaware corporation, do hereby constitute and appoint Richard S. Eiswirth, Jr., Elliot Maltz, and Christopher S. Visick, and any of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard S. Eiswirth, Jr. Richard S. Eiswirth, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 9, 2024
/s/ Elliot Maltz Elliot Maltz	Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2024
/s/ Ross DeMont Ross DeMont	Director	February 9, 2024
/s/ Michael Kaseta Michael Kaseta	Director	February 9, 2024
/s/ Adam Morgan Adam Morgan	Director	February 9, 2024
/s/ Erin Parsons Erin Parsons	Director	February 9, 2024
/s/ Margaret Pax Margaret Pax	Director	February 9, 2024
/s/ Peter J. Pizzo, III Peter J. Pizzo, III	Director	February 9, 2024
/s/ John Snisarenko John Snisarenko	Director	February 9, 2024